Exhibit 99.1

Crane Co.	NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. DIVESTS U.K.-BASED VICTAULIC BRAND AND BUSINESS

STAMFORD, CONNECTICUT – December 31, 2004 - Crane Co. (NYSE: CR) announced today that it has sold the U.K.-based business and intellectual property of Victaulic, which it owns through its U.K. subsidiary Crane Limited, for £8 million ($15.4 million U.S.) in an all cash transaction, to Euro-Victaulic B.V.B.A., a subsidiary of Victaulic Company of America (“VCOA”).

Crane Limited acquired the Victaulic trademark and business in June 2003 when it purchased the Viking Johnson, Helden and Wask product lines and assets from Etex Group S.A. The acquired Victaulic trademark has been under a longstanding license to VCOA for use in various parts of the world, and Crane Limited was restricted in its use of the Victaulic trademark to the United Kingdom and Ireland, which limited its growth potential for this business. Crane Co. expects to realize an after tax gain of approximately £3.4 million ($6.6 million U.S.), or $.11 per share, on the sale.

Crane Limited, a Crane Co. company, is a leading provider of pipe fittings, valves and related products to the building services (principally heating, ventilating and air conditioning), industrial, water and gas markets in the United Kingdom, Europe, Middle East and Asia. For more information on Crane Limited and Crane Co. visit www.cranefs.com and www.craneco.com.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).